Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247, 333-139254 and 333-147386) and on Form S-3 (Nos. 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952, 333-130026, 333-130028, 333-139244, 333-141517, 333-150851 and 333-153373) of our report dated October 27, 2008 with respect to the financial statements of Triad Advisors, Inc. and subsidiaries, which are included in this Current Report on Form 8-K/A of Ladenburg Thalmann Financial Services Inc. filed with the Securities and Exchange Commission on October 29, 2008.
/s/ Tauber & Balser, P.C.

Atlanta, Georgia
October 27, 2008